TYPE:  EX-23.4

GLOBAL BOULEVARD INTERNATIONAL, INC.

EXHIBIT 23.4 Consent of Experts and Counsel


G. BRAD BECKSTEAD
Certified Public Accountant
330 E. Warm Springs
Las Vegas, NV 89119
702.528.1984
425.928.2877 (efax)

November 6, 2000

To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of November 6, 2000, on the Financial Statements of Global Boulevard International, Inc. for the quarter ended September 30, 2000, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead, CPA
--------------------------
    G. Brad Beckstead